PATRIOT NATIONAL BANCORP, INC.
2005 DIRECTOR STOCK COMPENSATION AND OWNERSHIP POLICY
(adopted February 16, 2005)

The Board of Directors believes it is important to align the interests of its Directors with the interests of its shareholders and, to that end, adopt this Stock Compensation and Ownership Policy. The stock compensation described below is meant to supplement cash compensation to the Directors as determined by the Board of Directors from time to time.

Outside directors will receive $ 5,000 in Patriot National Bancorp, Inc. stock annually as of the date of the annual meeting of shareholders, prorated for service of less than one year. The number of shares will be determined by dividing $5,000 by the last reported sales price on the date preceeding the date of  the annual meeting, or such other date as may closely follow the end of any trading "blackout" period that coincides with the date preceeding the date of the annual meeting.

New directors are required to purchase at least $ 10,000 in common stock of Patriot National Bancorp, Inc. within the first 12 months of service.